Exhibit 5(a)(i)
EXPENSIFY, INC. COMMENCES A MODIFIED DUTCH AUCTION TENDER OFFER TO REPURCHASE UP TO $25,000,000 OF ITS CLASS A COMMON STOCK.
SAN FRANCISCO, CAL.--(BUSINESS WIRE)--May 13, 2026-- Expensify, Inc. (Nasdaq: EXFY) (the “Company”), the easiest way to manage expenses, corporate cards, and travel, today announced that it has commenced a modified “Dutch auction” tender offer (the “Tender Offer”) to purchase for cash up to $25,000,000 of its outstanding shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), at a price per share not less than $0.98 and not greater than $1.20, less any applicable withholding taxes and without interest. The Tender Offer will expire at 12:00 midnight, New York City time, at the end of the day on June 10, 2026, unless extended or terminated.

If the Tender Offer is fully subscribed, the Company will purchase between 25,510,204 and 20,833,333 shares, or between approximately 30% and 25%, respectively, of the Company’s outstanding Class A Common Stock as of May 4, 2026. Any shares tendered may be withdrawn prior to expiration of the Tender Offer. Stockholders that do not wish to participate in the Tender Offer do not need to take any action. None of the Company’s directors or executive officers will tender any of their shares in the Tender Offer.

A modified “Dutch auction” tender offer allows stockholders to indicate how many shares of Class A Common Stock and at what price within the range described above they wish to tender their shares. Based on the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the lowest per-share price that will enable it to acquire up to $25,000,000 of shares of Class A Common Stock. All shares accepted in the Tender Offer will be purchased at the same price even if tendered at a lower price.

To tender shares of Class A Common Stock, stockholders must follow the instructions described in the Offer to Purchase and the Letter of Transmittal that the Company is filing with the U.S. Securities and Exchange Commission (the “SEC”). These documents contain important information about the terms and conditions of the Tender Offer.

The Tender Offer will not be contingent upon any minimum number of shares being tendered or any financing conditions. The Tender Offer will, however, be subject to other conditions, which will be disclosed in the Offer to Purchase. The Company’s board of directors (the “Board”) believes that a modified “Dutch auction” tender offer is an efficient mechanism that will provide stockholders with the opportunity to tender all or a portion of their shares, subject to the proration provisions described in the Offer to Purchase.

The Board has authorized the Tender Offer. However, none of the Company, the Board, the dealer manager, the information agent, the depositary or any of their respective affiliates are making any recommendation to stockholders as to whether to tender or refrain from tendering their shares in the Tender Offer or as to the price at which stockholders may choose to tender their shares. No person is authorized to make any such recommendation. Stockholders must decide for themselves how many shares they will tender, if any, and the price within the stated range at which they will offer any such shares for purchase. In doing so, stockholders should carefully read the information in, or incorporated by reference in, the Offer to Purchase and the Letter of Transmittal (as each may be amended or supplemented), including the purposes and effects of the Tender Offer. Stockholders are urged to discuss their decisions with their tax advisors, financial advisors and brokers.

Citizens JMP Securities, LLC, is acting as dealer manager for the Tender Offer. The information agent for the Tender Offer is Georgeson LLC, and the depositary is Computershare Trust Company, N.A. The Offer to Purchase, the Letter of Transmittal and all related documents will be mailed to registered holders beginning today. Beneficial holders will receive the Offer to Purchase and a communication from their bank, broker or custodian. For questions and information, please call the information agent toll-free at (877) 576-3854.

Certain Information Regarding the Tender Offer

The information in this press release describing the Tender Offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Common Stock in the Tender Offer. The Tender Offer is being made only pursuant to the Offer to Purchase and the related materials that the Company is filing with the SEC, and will distribute to its stockholders, as they may be amended or supplemented. Stockholders

Exhibit 5(a)(i)
should read the Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the Tender Offer. Stockholders of the Company may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that the Company is filing with the SEC from the SEC’s website at www.sec.gov. Stockholders also will be able to obtain a copy of these documents, without charge, from Georgeson LLC, the information agent for the Tender Offer, toll-free at (877) 576-3854 or Citizens JMP Securities, LLC at (212) 906-3502. Stockholders are urged to carefully read all of these materials prior to making any decision with respect to the Tender Offer. Stockholders and investors who have questions or need assistance may call Georgeson LLC.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release constitute forward-looking statements, including with respect to the Company’s intention to purchase shares of its Class A Common Stock in the Tender Offer. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Tender Offer. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause Expensify’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including the risks discussed in Expensify’s filings with the SEC, including Expensify’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Expensify undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

About Expensify. Inc.

Expensify, Inc. (Nasdaq: EXFY) is the easiest way to do your expenses, travel, and corporate cards. Built for businesses of all sizes and trusted by 15 million members worldwide, Expensify is a top-rated app across G2, TrustRadius, Capterra, and more.